                                                                      EXHIBIT 10

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our reports dated February 4, 2005, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and the financial statements of Variable Annuity Account XI, included in Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-84159) and Amendment No. 7 to the Registration Statement under the Investment Company Act of 1940 (Form N-4 No. 811-09517) and the related Statement of Additional Information accompanying the Prospectus for the Scarborough Advantage Variable Annuity.

                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
April 27, 2005